Exhibit 2.1

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

OF

INTERNATIONAL MEDICAL STAFFING, INC.

FIRST: The name of this Corporation is International Medical Staffing. Inc.

SECOND: Its registered office in the State of Delaware is to be located at 113 Barksdale Professional Center, Newark, Delaware, County of New Castle, Zip Code 19711. The registered agent in charge thereof is Delaware Intercorp Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of' the total stock of this corporation is authorized to issue is ONE HUNDRED MILLION (100,000,000) shares of common stock with a par value of $0.0001 per share.

FIFTH: The name and mailing address of the incorporator is as follows:

Baila Paluch

542 East 3rd Street

Brooklyn, New York 11218

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein started are true, and I have accordingly hereunto executed this Certificate this 19th day of March, 2007.

BY: /s/ Baila Puluch

Name: BAILA PALUH

Title: Incorporator